EX-99.d.5.b

SECOND AMENDMENT

TO

INVESTMENT ADVISORY AGREEMENT

AMENDMENT, dated January 20, 2020 between ABERDEEN FUNDS (the “Trust”) and ABERDEEN STANDARD INVESTMENTS INC. (formerly, Aberdeen Asset Management Inc.) (the “Adviser”) to that certain Investment Advisory Agreement dated May 4, 2018 (the “Agreement”).  All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, the Trust and the Adviser desire to amend Exhibit A to the Agreement to change the advisory fee rate in effect for the Aberdeen Global Infrastructure Fund;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.                                      Exhibit A.  Exhibit A is hereby deleted in its entirety and replaced as set forth in Attachment 1 hereto.

2.                                      Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and confirmed to be of full force and effect, and shall continue in full force and effect.

3.                                      Counterparts.  This Amendment shall become binding when any one or more counterparts hereof individually or taken together, shall bear the original or facsimile signature of each of the parties hereto.  This Amendment may be executed in any number of counterparts, each of which shall be an original against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

4.                                      Governing Law.  This Amendment shall be governed by and construed to be in accordance with the laws of the State of Delaware without reference to choice of law principles thereof and in accordance with the Investment Company Act of 1940, as amended (the “1940 Act”).  In the case of any conflict, the 1940 Act shall control.

IN WITNESS THEREOF,  the parties hereto have executed this Amendment by their duly authorized representatives as of the day and year first written above.

ABERDEEN FUNDS

By:	/s/ Lucia Sitar
Name: Lucia Sitar
Title: Vice President

ABERDEEN STANDARD INVESTMENTS INC.

By:	/s/ Lucia Sitar
Name: Lucia Sitar
Title: Vice President

EXHIBIT A
INVESTMENT ADVISORY AGREEMENT
BETWEEN
ABERDEEN STANDARD INVESTMENTS INC. AND ABERDEEN FUNDS

Fund	Investment Advisory Fee
Aberdeen Dynamic Dividend Fund	1.00% of the average daily net assets of the Fund on the first $250 million in assets and 0.95% of the average daily net assets of the Fund in excess of $250 million
Aberdeen Income Builder Fund**	1.00% of the average daily net assets of the Fund on the first $250 million in assets and 0.95% of the average daily net assets of the Fund in excess of $250 million
Aberdeen Global Infrastructure Fund*

0.85% of the average daily net assets of the Fund on the first $250 million of assets, 0.80% of the average daily net assets of the Fund on the next $500 million in assets, 0.75% of the average daily net assets of the Fund on the next $250 million in assets, and 0.65% of the average daily net assets of the Fund in excess of $1 billion

Aberdeen International Real Estate Equity Fund	1.00% of the average daily net assets
Aberdeen Realty Income & Growth Fund

1.00% of the average daily net assets of the Fund on the first $250 million of assets, 0.95% of the average daily net assets of the Fund on the next $500 million in assets, 0.90% of the average daily net assets of the Fund on the next $250 million in assets, and 0.80% of the average daily net assets of the Fund in excess of $1 billion

Aberdeen Short Duration High Yield Municipal Fund (formerly, Aberdeen High Yield Managed Duration Municipal Fund)	0.65% of the average daily net assets of the Fund on the first $250 million in assets and 0.60% of the average daily net assets of the Fund in excess of $250 million
Aberdeen Ultra Short Municipal Income Fund	0.50% of the average daily net assets of the Fund on the first $2.5 billion in assets and 0.45% of the average daily net assets of the Fund in excess of $2.5 billion

*Effective February 28, 2020. Prior to February 28, 2010, the advisory fee rate in effect for the Fund is 1.00% on assets up to $250 million; 0.95% on assets of $250 million up to $750 million; 0.90% on assets of $750 million up to $1 billion; 0.80% on assets of $1 billion and more.

**Removed effective upon the liquidation of the Fund after close of business on February 20, 2020.